    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FORD HOLDINGS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   38-2890269
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                  The American Road, Dearborn, Michigan 48121
                                 (313) 322-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            JOHN M. RINTAMAKI, Esq.
                              Ford Holdings, Inc.
                               The American Road
                            Dearborn, Michigan 48121
                                 (313) 322-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    Copy to:
                            Arbie R. Thalacker, Esq.
                              Shearman & Sterling
                               599 Lexington Ave.
                            New York, New York 10022
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                               PROPOSED       PROPOSED
TITLE OF EACH                                                   MAXIMUM        MAXIMUM
CLASS OF                                          AMOUNT       OFFERING       AGGREGATE       AMOUNT OF
SECURITIES                                        TO BE        PRICE PER      OFFERING      REGISTRATION
TO BE REGISTERED                                REGISTERED      SHARE*         PRICE*           FEE**
- ----------------------------------------------------------------------------------------------------------
Preferred Stock..............................   5,000 Shares   $100,000     $500,000,000      $172,415
- ----------------------------------------------------------------------------------------------------------
Depositary Shares............................       ***          None           None            None
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

  * Estimated solely for the purpose of determining the amount of the registration fee.

 ** Pursuant to Rule 457(a) of the Securities Act of 1933, as amended, the amount of the registration fee is the product of 1/29th of 1% and the proposed maximum aggregate offering price of the Preferred Stock.

*** There are also being registered hereunder Depositary Shares, the number of which has not as yet been determined, to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED DECEMBER 6, 1994

                              FORD HOLDINGS, INC.
              5,000 SHARES -- PREFERRED STOCK, ISSUABLE IN SERIES
                 (LIQUIDATION PREFERENCE -- $100,000 PER SHARE)

                           -------------------------

     Ford Holdings, Inc. (the "Company") from time to time may issue in one or more series Preferred Stock (as defined herein) on terms to be determined at time of sale. The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth specifically with regard to the series of Preferred Stock in respect of which this Prospectus is being delivered:

     - the specific designation;
     - the aggregate number of shares offered;
     - the dividend rate or method of calculation thereof;
     - the dividend periods or the method of calculation thereof;
     - the application of any auction and/or remarketing procedures;
     - any other specific terms of such series;
     - whether the shares of such series will be represented by Depositary Shares; and
     - any underwriter or agent, if any, for the Preferred Stock being offered and its compensation.

     The Preferred Stock may be sold by the Company directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. If the Company, directly or through agents, solicits offers to purchase the Preferred Stock, the Company reserves the sole right to accept and, together with its agents, to reject in whole or part, any proposed purchase of Preferred Stock. See "Plan of Distribution".

     If any agent of the Company, or any underwriter, is involved in the sale of the Preferred Stock offered hereby, the name of such agent or underwriter and any applicable commissions or discounts will be set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Company from such sale will be the purchase price of such Preferred Stock less such commissions or discounts and the other attributable issuance and distribution expenses. The aggregate net proceeds to the Company from the sale of all the Preferred Stock will be the public offering or purchase price of the Preferred Stock sold less the aggregate of such commissions and discounts and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for agents or underwriters.

     This Prospectus may not be used to consummate sales of Preferred Stock unless accompanied by a Prospectus Supplement.
                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                The date of this Prospectus is December   , 1994

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison St., 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information also are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 10-K Report"), the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 (the "1994 10-Q Reports") and the Company's Current Report on Form 8-K dated August 3, 1994 filed pursuant to Section 13 of the Exchange Act.

     In addition, all reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of securities offered by the accompanying Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephonic requests should be directed to Ford Holdings, Inc., The American Road, Dearborn, Michigan 48121, Attention: Treasurer (Telephone 313-322-3000).
                            ------------------------

     THIS PROSPECTUS CONTAINS BRIEF SUMMARIES OF CERTAIN MORE DETAILED INFORMATION CONTAINED IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE DETAILED INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.
                            ------------------------

     The following information, which is being disclosed pursuant to Florida law, is accurate as of the date of this Prospectus: Autolatina-Comercio, Negocios e Participacoes Ltda., a Brazilian company ("Autolatina"), is a joint venture between Ford Motor Company ("Ford") and Volkswagen AG in which Ford has a 49% ownership interest. Autolatina occasionally sells vehicles to persons located in Cuba. Each such sale is made pursuant to a specific license granted to Ford by the U.S. Department of Treasury. The last such sale, which involved one medical supply vehicle, was made to Cubanacan in April 1991. Current information concerning Autolatina's or its Ford-related affiliates' business dealings with the government of Cuba or with persons located in Cuba may be obtained from the State of Florida Department of Banking and Finance at The Capitol Building, Suite 1401, Tallahassee, Florida 32399-0350 (telephone number 904-488-0545).

                                  THE COMPANY

     The Company was incorporated in Delaware in September 1989 for the principal purpose of acquiring, owning and managing certain assets of Ford. The Company's primary activities consist of consumer and commercial financing operations, insurance underwriting and equipment leasing. These activities are conducted through its principal wholly owned subsidiaries, Associates First Capital Corporation and its subsidiaries ("The Associates"), The American Road Insurance Company and its subsidiaries ("American Road"), USL Capital Corporation and its subsidiaries ("USL Capital"), Ford Motor Land Development Corporation and its subsidiaries ("Ford Land") and Ford Leasing Development Company and its subsidiaries ("Ford Leasing"). As a holding company, the Company has no employees of its own and American Road, Ford Land and Ford Leasing have no employees of their own; their operations are conducted by employees of Ford, Ford Motor Credit Company ("Ford Credit"), a wholly owned subsidiary of Ford, and other Ford subsidiaries pursuant to management service agreements. See Item 13, "Certain Relationships and Related Transactions" of the 1993 10-K Report and
Note 16 of the Notes to Financial Statements included in the 1993 10-K Report.

     The Associates, formerly a subsidiary of Paramount Communications Inc., was acquired by the Company on October 31, 1989. The Associates' primary business activities are consumer finance, commercial finance and insurance underwriting. The Associates conducts its operations primarily through its principal operating subsidiary, Associates Corporation of North America ("ACONA").

     American Road is principally engaged in underwriting insurance with respect to coverages for physical damage on vehicles financed through Ford Credit, credit life and credit disability insurance in connection with retail vehicle financing and extended service plan products covering vehicle repairs on retail contracts. In addition, Ford Life Insurance Company, a wholly owned subsidiary of American Road, offers single premium deferred annuities.

     The principal business of USL Capital is the leasing and financing of office and other business and commercial equipment, the leasing and management of rail cars and commercial auto fleets, the leasing and financing of commercial aircraft and industrial and energy facilities, and equipment financing for state and local governments.

     Ford Land's principal business is real estate development and Ford Leasing's principal business is the leasing of dealership facilities to franchised Ford vehicle dealers.

     All the outstanding Common Stock of the Company, representing 75% of the combined voting power of all classes of capital stock of the Company, is owned, directly or indirectly, by Ford. The balance of the capital stock, consisting of shares of Flexible Rate Auction Preferred Stock (Exchange) ("Flex APS"), Series A Cumulative Preferred Stock ("Series A Preferred Stock"), Series B Cumulative Preferred Stock ("Series B Preferred Stock"), Series C Cumulative Preferred Stock ("Series C Preferred Stock") and Series D Cumulative Preferred Stock ("Series D Preferred Stock"), accounts for the remaining 25% of the total voting power; none of such shares of preferred stock is held, directly or indirectly, by Ford.

     The Company intends to pay dividends on the Preferred Stock primarily from cash dividends received from its subsidiaries. The ability of the subsidiaries to pay dividends to the Company is dependent upon the subsidiaries' profitability, regulatory requirements, and other factors, and is subject to restrictive covenants in their debt instruments. Such restrictions include a limitation on the payment of cash dividends by ACONA on its common stock in any year to not more than 50% of consolidated net earnings for such year, subject to certain exceptions, plus increases in contributed capital and extraordinary gains. In addition, insurance regulatory requirements of the State of Michigan restrict payment of dividends by American Road. See Note 14 of the Notes to Financial Statements included in the 1993 10-K Report.

     The principal executive office of the Company is located at The American Road, Dearborn, Michigan 48121, and its telephone number is (313) 322-3000.

            SELECTED FINANCIAL DATA OF THE COMPANY AND SUBSIDIARIES

     The following table sets forth selected consolidated financial information regarding the operating results and financial position of the Company and its subsidiaries. The amounts shown for the years ended or at December 31, 1989 through 1993 and for the nine months ended or at September 30, 1994 and 1993 represent the consolidated operating results and financial position of the subsidiaries of the Company then owned, directly or indirectly, by Ford. The reorganizations of these subsidiaries, which occurred in October 1989, have been accounted for at historical cost in a manner similar to a pooling-of-interests combination. This table includes The Associates' results for the two-month period ended December 31, 1989 and for the entirety of all subsequent periods. The unaudited pro forma adjustments for 1989 reflect the estimated interest expense, net of related income taxes, that the Company would have incurred on the zero coupon note issued in connection with the transfer from Ford to the Company of USL Capital's domestic operations as if such transfer had occurred on November 1, 1987, the date USL Capital was acquired by Ford. The unaudited pro forma net income for 1989 does not purport to represent what the Company's net income actually would have been had the zero coupon note in fact been issued on November 1, 1987.

                                               NINE MONTHS ENDED
                                               OR AT SEPTEMBER 30                  YEARS ENDED OR AT DECEMBER 31
                                              --------------------    --------------------------------------------------------
                                                1994        1993        1993        1992        1991        1990        1989
                                              --------    --------    --------    --------    --------    --------    --------
                                                                               (IN MILLIONS)
CONSOLIDATED STATEMENT OF INCOME
  INFORMATION
Total revenue..............................   $  4,295    $  3,925    $  5,292    $  4,817    $  4,814    $  4,361    $  2,018
Interest expense...........................      1,439       1,304       1,751       1,658       1,718       1,563         383
Insurance claims...........................        326         387         498         567         664         672         530
Other expenses.............................      1,845       1,635       2,212       2,004       1,840       1,670         819
                                              --------    --------    --------    --------    --------    --------    --------
Income before income taxes and cumulative
  effects of changes in accounting
  principles...............................        685         599         831         588         592         456         286
Provision for income taxes and minority
  interest.................................        250         236         320         231         208         186          88
                                              --------    --------    --------    --------    --------    --------    --------
Net income before cumulative effects of
  changes in accounting principles.........        435         363         511         357         384         270         198
Cumulative effects of changes in accounting
  principles...............................         --          --          --          26          --          --          --
                                              --------    --------    --------    --------    --------    --------    --------
Net income.................................   $    435    $    363    $    511    $    383    $    384    $    270    $    198
                                               =======     =======     =======     =======     =======     =======
Pro forma adjustments (Unaudited):
Interest on zero coupon note...............                                                                                 25
Related taxes..............................                                                                                  8
                                                                                                                      --------
Pro forma net income (Unaudited)...........                                                                           $    181
                                                                                                                       =======
Dividends paid on preferred stock..........   $     66    $     51    $     73    $     48    $     48    $     59    $      2
CONSOLIDATED BALANCE SHEET INFORMATION
Cash and securities........................   $  5,840    $  5,022    $  5,100    $  3,659    $  2,981    $  3,016    $  3,110
Finance receivables, net...................     27,745      23,737      24,568      20,750      18,362      13,465      11,461
Investments in leases, net.................      5,637       5,142       5,415       4,607       3,718       3,161       2,929
Total assets...............................     42,636      37,415      38,599      32,731      28,780      23,564      21,757
Unearned insurance premiums................        896         858         865         936       1,190       1,529       1,820
Debt.......................................     32,499      28,838      29,570      25,767      22,930      18,215      16,077
Stockholders' equity.......................      4,694       4,166       4,291       3,498       2,897       2,289       2,103

                                FINANCIAL REVIEW

OVERVIEW

     The Company's net income in the third quarter of 1994 was $160 million, up $24 million from the $136 million earned in the third quarter of 1993. The increase resulted primarily from improved earnings at The Associates and USL Capital, offset partially by lower earnings at American Road.

     Consolidated results reflect the acquisition-related costs of purchasing The Associates, including interest expense, goodwill, and adjustments to record the fair value of net assets acquired. These adjustments will vary over time as the acquired assets and liabilities liquidate.

RESULTS OF OPERATIONS

THIRD QUARTER 1994 COMPARED WITH THIRD QUARTER 1993

     The Associates earned $151 million in the third quarter of 1994, compared with $121 million a year ago. The increase reflected higher levels of earning assets and improved net interest margins.

     USL Capital earned $27 million in the third quarter of 1994, compared with $16 million a year ago. The increase reflected primarily higher levels of earning assets and lower operating costs. Results for USL Capital in the third quarter of 1993 include a $6 million one-time charge to the provision for income taxes to reflect restatement of deferred tax balances resulting from the August 1993 enactment of the Omnibus Budget Reconciliation Act in the U.S.

     American Road earned $14 million in the third quarter of 1994, compared with $27 million in the same period in 1993. The decrease reflected reduced investment income from capital gains. Premiums written by American Road were $82 million in the third quarter of 1994, compared with $83 million a year ago.

FIRST NINE MONTHS 1994 COMPARED WITH FIRST NINE MONTHS 1993

     The Company's net income in the first nine months of 1994 was $435 million, up $72 million from the $363 million earned in the first nine months of 1993. The increase resulted primarily from improved earnings at The Associates, USL Capital and Ford Land, offset by lower earnings at American Road.

     The Associates earned $400 million in the first nine months of 1994, compared with $343 million a year ago. The increase reflected higher levels of earning assets and improved net interest margins.

     USL Capital's net income in the first nine months of 1994 was $75 million, compared with $53 million a year ago. The increase reflected higher levels of earning assets, lower operating costs and the non-recurrence of the unfavorable one-time tax adjustment in 1993 for increased U.S. tax rates.

     American Road earned $44 million in the first nine months of 1994, compared with $67 million a year ago. The decrease reflected reduced investment income from capital gains, partially offset by improved underwriting experience in extended service plans. Premiums written by American Road were $241 million in the first nine months of 1994, compared with $228 million a year ago. Ford Land earned $8 million in the first nine months of 1994, up $8 million from the same period in 1993. The improvement resulted primarily from a gain on sale of real estate development property.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and investments in securities totaled $5.8 billion at September 30, 1994, up $740 million from December 31, 1993. The increase reflected primarily higher net receipts from annuity contracts available for investment by American Road.

     Net receivables and lease investments were $34.3 billion at September 30, 1994, up $3.4 billion from December 31, 1993. The increase reflected continued growth in earning assets at The Associates. In September 1994, The Associates acquired the credit card portfolio and certain other assets of Amoco Oil Company. The fair value of assets acquired totaled $426 million. The transaction was accounted for as a purchase.

     Total debt was $32.5 billion at September 30, 1994, up $2.9 billion from December 31, 1993. The increase resulted primarily from higher debt levels required to finance growth in earning assets at The Associates.

     The liability for annuity contracts was $2.5 billion at September 30, 1994, up $875 million from December 31, 1993. The increase reflected continued growth in single premium deferred annuities offered by Ford Life Insurance Company, a wholly owned subsidiary of American Road. The volume of annuity contracts, which are sold primarily through banks and brokerage firms, is expected to continue to grow in the future.

     In August 1994, the Company sold 2,000 shares of its Series D Preferred Stock having an aggregate liquidation preference of $200 million.

     At September 30, 1994, the Company had approximately $10.3 billion of support facilities, all of which were contractually committed; less than 2% of these facilities were in use at that date.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratio of "earnings" to "combined fixed charges and preferred stock dividends" for the Company and its subsidiaries was as follows for each of the periods indicated:

  NINE MONTHS
 ENDED MARCH 31                    YEARS ENDED DECEMBER 31
- ----------------      -------------------------------------------------
1994       1993       1993       1992       1991       1990       1989
- -----      -----      -----      -----      -----      -----      -----
1.4          1.4        1.4        1.3        1.3        1.2        1.6

     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" include earnings before income taxes and cumulative effects of changes in accounting principles, plus adjusted fixed charges. "Combined fixed charges and preferred stock dividends" consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, one third of all rental expense (the portion deemed representative of the interest factor) and dividends paid on preferred stock. Preferred stock dividend requirements have been increased to an amount representing the pre-tax earnings which would be required to cover such dividends based on the Company's effective income tax rates for the respective periods.

                                USE OF PROCEEDS

     Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, it is anticipated that the net proceeds from the sale of the Preferred Stock will be used for general corporate purposes, including financing operations of the Company or its subsidiaries. Additional equity financing, as well as short-term and long-term debt financing, may be undertaken at such times, and through such means, as the Company deems appropriate.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     As of the date of this Prospectus, except as otherwise set forth in the Prospectus Supplement, the authorized capital stock of the Company consists of 10,000 shares of Common Stock, par value $1.00 per share ("Common Stock") and 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"), issuable from time to time in series with such designations, preferences and rights as are determined by the Board of Directors of the Company (the "Board of Directors"). At December 1, 1994, there were outstanding 1,099 shares of Common Stock and 16,597.9718 shares of Preferred Stock, 8,000 of which consisted of Flex APS, 2,864.9489 consisted of Series A Preferred Stock, 1,731.7872 consisted of Series B Preferred Stock, 2,001.1632 consisted of Series C Preferred Stock and 2,000.0725 consisted of Series D Preferred Stock. On August 18, 1994, the Board of Directors of the Company authorized the issuance of up to 82,899.5 shares of Preferred Stock in series and authorized the Certificate of Designations Committee of the Board of Directors (the "Committee") to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock (except for the voting rights and liquidation preference of Preferred Stock which the Board of Directors has fixed). The shares of Preferred Stock offered hereby, when issued and sold, will be fully paid and nonassessable.

     The following description of the terms of Preferred Stock sets forth certain general terms and provisions of the shares of Preferred Stock offered hereby to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered hereby and by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The number of shares and all of the terms and conditions of the relative rights, preferences and limitations of the respective series of Preferred Stock as established by the Committee will be set forth in the Prospectus Supplement accompanying this Prospectus relating to the particular series of Preferred Stock offered thereby. The terms of a particular series of Preferred Stock may differ, among other things, in (1) the number of shares that constitute such series, (2) the dividend rate (or the method of calculation thereof) on the shares of such series, (3) the dividend periods or the method of calculation thereof, (4) the voting rights of the shares of such series (if different than set forth herein), (5) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Company (if different than set forth herein), (6) whether or not the shares of the series will be subject to auction and/or remarketing procedures, (7) the terms, if any, for redemption of the shares of such series, (8) whether or not the shares of the series may be issued pursuant to a preferred stock purchase contract, and (9) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series.

     In addition, as described under "Description of Depositary Shares" below, the Company, at its option, may elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Preferred Stock) of a share of the particular series of Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of Preferred Stock.

     When issued, each series of Preferred Stock will rank on a parity with each other series of Preferred Stock, the Flex APS, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock as to dividends and upon liquidation. Subject to the terms of any issued series of Preferred Stock, the remaining shares of undesignated Preferred Stock may be issued by the Company in one or more series, at any time or from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of such series of Preferred Stock, of the Company.

     The transfer agent, dividend disbursing agent and registrar, which may be the Company, for any series of Preferred Stock will be set forth in the Prospectus Supplement relating to such series.

     The following statements are brief summaries of certain provisions that may be contained in the Certificate of Designations designating and establishing the terms of a series of Preferred Stock, do not purport to be complete and are qualified in their entirety by reference to such Certificate of

Designations, a draft form of which has been filed as an exhibit to the Registration Statement, and by reference to the Company's Certificate of Incorporation. The resolutions to be set forth in the Certificate of Designations will be adopted by the Board of Directors or the Committee prior to the issuance of a series of Preferred Stock, and such Certificate of Designations will be filed with the Secretary of State of the State of Delaware as soon thereafter as reasonably practicable. In the event the Company elects to issue Depositary Shares, each representing a fraction of a share of a particular series of Preferred Stock, subject to the terms of the Deposit Agreement (as hereinafter defined), each such Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividends, voting, and liquidation rights). See "Description of Depositary Shares".

DIVIDENDS

     Holders of shares of a series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Company legally available for payment, cumulative cash dividends at an annual rate set forth in, or determined or calculated in accordance with the method or formula set forth in, and on the dates, for the periods and otherwise in the manner set forth in, the Certificate of Designations of such series of Preferred Stock, all as described in the Prospectus Supplement relating to such series of Preferred Stock. Unless otherwise provided in such Certificate of Designations and described in such Prospectus Supplement, dividends on such series of Preferred Stock will be payable in arrears to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors or the Committee. Unless otherwise provided in such Certificate of Designations and described in such Prospectus Supplement, dividends will be cumulative from the date of original issue of such series, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of any series of Preferred Stock will not bear interest.

     So long as any shares of a series of Preferred Stock are outstanding, the Company may not declare, pay or set apart for payment any dividend (other than a dividend in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or Junior Stock (as defined below)) or other distribution in respect of its Common Stock or any other stock of the Company ranking junior to the shares of such series of Preferred Stock as to dividends or upon liquidation ("Junior Stock"), or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of its Common Stock or Junior Stock (except by conversion into or exchange for other shares of Common Stock or Junior Stock) unless full cumulative dividends on all shares of such series of Preferred Stock for all past dividend periods shall have been declared and paid (or declared and a sum sufficient for the payment of the dividends set apart for payment). No dividends may be declared or paid or set apart for payment on any shares of such series of Preferred Stock unless full cumulative dividends have been or contemporaneously are declared and paid on each of the shares of such series of Preferred Stock and the shares of all other Preferred Stock (including the Flex APS, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) ranking on a parity as to dividends with such series of Preferred Stock ("Parity Preferred") through the most recent applicable dividend payment date for such shares. In addition, the Company may not purchase or otherwise acquire any shares of such series of Preferred Stock during any period when dividend payments on any outstanding shares of such series of Preferred Stock or Parity Preferred are in arrears.

RIGHTS ON LIQUIDATION OR CASH MERGER

     Except as may be otherwise set forth in the Prospectus Supplement, upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of a series of Preferred Stock will be entitled to receive, out of assets of the Company available for distribution to stockholders after satisfying claims of creditors but before any payment or distribution of assets is made to holders of Common Stock or another stock of the Company ranking junior to such series of Preferred Stock upon liquidation ("Junior Liquidation Stock"), a liquidating distribution in the amount of $100,000 per share of such series of Preferred Stock, plus an amount per share equal to accumulated and unpaid dividends thereon (whether or not declared) to and including the date of final dissolution. If upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company available for distribution to the holders of such series of Preferred Stock and all other Preferred Stock (including the Flex APS, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) ranking, upon liquidation, on a parity with such series of Preferred Stock are insufficient to pay the full amount of the liquidating distribution to which they are entitled, then the holders of such series of Preferred Stock and such other Preferred Stock will share ratably in any such distribution. Unless and until payment in full has been made to the holders of such series of Preferred Stock of the liquidating distributions to which they are entitled, no dividends or distributions will be made to the holders of the Common Stock or Junior Liquidation Stock, no payment or delivery or commitment to make payment or delivery of any money or assets to an affiliate of the Company will be made and no purchase, redemption or other acquisition for any consideration by the Company will be made in respect of the Common Stock or Junior Liquidation Stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock (in their capacities as such holders) will have no right or claim to any of the remaining assets of the Company.

     In any merger or consolidation of the Company with or into any other corporation (including any affiliated corporation), or any merger or consolidation of any other corporation (including any affiliated corporation) with or into the Company, which merger or consolidation by its terms provides for the payment of only cash to holders of a series of Preferred Stock, each holder of such series of Preferred Stock will be entitled to receive an amount equal to the liquidation preference of the shares of Preferred Stock held by such holder, plus an amount equal to accumulated and unpaid dividends on such shares to the date of payment thereof, and no more, in exchange for such shares of Preferred Stock (a "cash-out merger transaction").

     Neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Company, nor the merger or consolidation of the Company with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary; provided, however, that a cash-out merger transaction will be deemed to be a liquidation of the Company solely for purposes of determining the rights of the holders of Preferred Stock in respect of such cash-out merger transaction.

VOTING RIGHTS

     Except as may be otherwise set forth in the Prospectus Supplement, holders of Preferred Stock shall have the following voting rights:

     Election of Directors. Holders of record of a series of Preferred Stock and Voting Preferred (as defined below) will have the right, voting as a single class together with all Parity Preferred, to elect a number of directors of the Company (the "Regular Preferred Directors") which is equal to the smallest whole number that is not less than 25% of the directors of the Company. Holders of all such stock will vote in such elections on the basis of one vote per $100,000 liquidation preference and not cumulatively and the holder or holders of one-third of the shares of such stock then outstanding, present in person or by proxy, will constitute a quorum for the election of directors by them.

     Other Matters. On all matters other than the election of directors as to which stockholders generally have a vote, each share of a series of Preferred Stock and Voting Preferred will be entitled to such number of votes as determined below and each share of Common Stock will be entitled to one vote. The shares of such series of Preferred Stock will vote together as a single class with all shares of Common Stock and all other shares of Preferred Stock (including the Flex APS, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock) having the same voting rights as conferred upon such series of Preferred Stock in the Certificate of Designations thereof as described in this paragraph and the next preceding paragraph (the "Voting Preferred"). Holders of such series of Preferred Stock and Voting Preferred will be entitled to the number of votes determined pursuant to the following formula per $100,000 liquidation preference:

                 X = [(Y divided by .75) minus Y] divided by Z

     X: number of votes per share of such series of Preferred Stock and Voting
        Preferred per $100,000 liquidation preference.

     Y: number of shares of outstanding Common Stock on the applicable record date.

     Z: amount equal to (I) number of shares of such series of Preferred Stock outstanding on the applicable record date plus (II) sum of the liquidation preference of all outstanding Voting Preferred on the applicable record date divided by 100,000.

The Company will mail or cause its agent to mail to registered holders of the Preferred Stock notice of any meeting of stockholders not less than 20 days nor more than 60 days prior to the date fixed for such meeting.

     Based on the current number of directors on the Board of Directors of the Company, the holders of a series of Preferred Stock, Voting Preferred and Parity Preferred will be entitled to nominate and elect two directors, and assuming all of the shares of Preferred Stock offered hereby are issued and outstanding and based on the number of outstanding shares of Common Stock, Flex APS, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as of December 1, 1994, each share of such series of Preferred Stock (and each share of Flex APS, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) will be entitled to 0.0169615 votes on matters other than elections of directors as to which stockholders generally have a vote.

     Right to Elect Two Additional Directors. In addition, during any period (referred to herein as a "Default Period") when dividend payments on any shares of a series of Preferred Stock or Parity Preferred for such number of dividend periods or portions thereof (or the equivalent thereof in the case of Parity Preferred), which in the aggregate contain at least 540 days, shall not have been paid or declared and a sum sufficient for the payment thereof set aside for payment, then in any such case the number of directors of the Company will automatically be increased by two additional directors and the holders of record of such series of Preferred Stock and Parity Preferred will possess full voting powers (to the exclusion of the holders of all other series and classes of capital stock of the Company), voting as a single class, to elect such two directors (the "Special Preferred Directors").

     The Default Period and voting rights created by the occurrence of the circumstances described in the next preceding paragraph will continue unless and until all accumulated and unpaid dividends on such series of Preferred Stock and Parity Preferred then outstanding shall have been paid or sufficient funds for the payment thereof shall have been set apart, at which time the voting rights described in the next preceding paragraph will cease, subject always, however, to the revesting of such voting power in the holders of such series of Preferred Stock and Parity Preferred upon the further occurrence of any of the circumstances described in the next preceding paragraph.

     Within five days following the accrual of any right of the holders of a series of Preferred Stock and Parity Preferred to elect directors upon the occurrence of a Default Period as described above, the Company will mail or cause to be mailed to the holders of such series of Preferred Stock and Parity Preferred notice of a special meeting of stockholders for a date not less than 20 days nor more than 60 days after the date of such notice. If the Company does not mail or cause to be mailed notice of such meeting as provided in the next preceding sentence, a meeting may be called by any holder of such series of Preferred Stock or Parity Preferred. The date on which such right accrued will be the record date for determining the holders of stock entitled to notice of and to vote at the special meeting. Holders of all such stock will vote in such elections on the basis of one vote per $100,000 liquidation preference and not cumulatively, and the holder or holders of one-third of the shares of such stock then outstanding, present in person or by proxy, will constitute a quorum for the election of directors by them. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of such stock present in person or by proxy will have the power to adjourn the meeting for the election of directors without notice, other than an announcement at the meeting, until a quorum is present.

     The term of office of all persons who are directors of the Company at the time of such meeting will continue, notwithstanding the election of Special Preferred Directors at such meeting by the holders of such series of Preferred Stock and Parity Preferred. The Regular Preferred Directors and the Special Preferred Directors, together with the incumbent directors elected by the holders of the Common Stock, will constitute the duly elected directors of the Company.

     Simultaneously with the expiration of the Default Period, the term of office of the Special Preferred Directors elected by the holders of such series of Preferred Stock and Parity Preferred at the special meeting referred to above will terminate, the number of directors of the Company will automatically be decreased by two, only the Regular Preferred Directors and the incumbent directors otherwise elected by the holders of the Common Stock will constitute the duly elected directors of the Company, and the right of the holders of such series of Preferred Stock and Parity Preferred to elect directors during a Default Period as provided above will cease.

     Removal of Directors. Except as provided in the next preceding paragraph, Regular Preferred Directors and Special Preferred Directors will (subject to the provisions of any applicable law) be subject to removal only by the vote of the holders of a majority of the outstanding shares of a series of Preferred Stock, Voting Preferred and Parity Preferred in the case of Regular Preferred Directors and a majority of the outstanding shares of such series of Preferred Stock and Parity Preferred in the case of Special Preferred Directors, in each case, voting together as a single class. Any vacancy in the Board of Directors occurring by reason of such removal or otherwise may be filled by vote of a majority of the outstanding shares of such series of Preferred Stock, Voting Preferred and Parity Preferred in respect of any Regular Preferred Director and by a vote of a majority of the outstanding shares of such series of Preferred Stock and Parity Preferred in respect of any Special Preferred Director, in each case, voting together as a single class, in person or by proxy at a special meeting of stockholders called and held in accordance with the provisions set forth above, and, if not so filled, such vacancy will (subject to the provisions of any applicable law) be filled by a vote of a majority of the remaining Regular Preferred Directors and any Special Preferred Directors.

     Right to Vote in Certain Events. Without the affirmative vote of the holders of at least two-thirds of the outstanding shares of a series of Preferred Stock voting in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding shares of such series of Preferred Stock acting without such a meeting (subject to the provisions of any applicable law), the Company may not amend, alter or repeal any provisions of the Certificate of Designations or the Certificate of Incorporation so as to affect adversely the preferences, special rights or powers of the shares of such series of Preferred Stock. Any increase in the authorized number of any series of capital stock ranking on a parity with such series of Preferred Stock with respect to the payment of dividends or the distribution of assets, or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of such capital stock or reclassification of any authorized capital stock of the Company into any share ranking on a parity with such series of Preferred Stock with respect to the payment of dividends or the distribution of assets shall be deemed not to affect adversely the preferences, special rights or powers of the shares of such series of Preferred Stock.

     In addition, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of a series of Preferred Stock and Parity Preferred, voting together as a single class, in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding shares of such series of Preferred Stock and Parity Preferred acting without such a meeting (subject to the provisions of any applicable law), the Company may not create, authorize or issue shares of any class or series of capital stock ranking senior to the shares of such series of Preferred Stock and Parity Preferred with respect to the payment of dividends or the distribution of assets, or create, authorize or issue any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of capital stock ranking senior to the shares of such series of Preferred Stock and Parity Preferred with respect to the payment of dividends or the distribution of assets or reclassify any authorized capital stock of the Company into any shares ranking senior to the shares of such series of Preferred Stock and Parity Preferred with respect to the payment of dividends or the distribution of assets.

     Without the affirmative vote of the holders of a majority of the outstanding shares of a series of Preferred Stock, Voting Preferred and Parity Preferred, voting together as a single class, in person or by proxy at a special meeting for the purpose, or the unanimous written consent of the holders of the outstanding shares of such series of Preferred Stock, Voting Preferred and Parity Preferred acting without such a meeting (subject to the provisions of any applicable law), the Company may not sell, lease or convey all or substantially all of the assets of the Company, or consolidate or merge with or into any other corporation unless, in the case of a consolidation or merger, each holder of shares of such series of Preferred Stock, Voting Preferred and Parity Preferred shall receive, upon such consolidation or merger, an amount in cash equal to the liquidation preference, premium, if any, and accumulated and unpaid dividends through the date of payment of such shares of such series of Preferred Stock, Voting Preferred and Parity Preferred in exchange for such shares of such series of Preferred Stock, Voting Preferred and Parity Preferred. As discussed under "Rights on Liquidation or Cash Merger" above, a cash-out merger transaction shall be deemed to be a liquidation solely for purposes of determining the rights of the holders of such series of Preferred Stock in respect of such cash-out merger transaction.

     No Right to Vote in Certain Events. With respect to any right of the holders of shares of a series of Preferred Stock to vote on any matter, whether such right is created by the Certificate of Designations thereof, by applicable law or otherwise, no holder of any share of such series of Preferred Stock will be entitled to vote and no share of such series of Preferred Stock will be deemed to be outstanding for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with a determination of shares entitled to vote or of shares deemed outstanding for quorum purposes, as the case may be, such share is held beneficially or of record by the Company or any affiliate of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Preferred Stock in accordance with the terms of the offering described in the related Prospectus Supplement. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the related series of Preferred Stock to the record holders of Depositary Shares relating to such series of Preferred Stock in proportion to the number of such Depositary Shares owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary; provided, however, that in case the Company or the Depositary withholds from any cash dividend or other cash distribution in respect of such series of Preferred Stock represented by the Depositary Receipts held by any holder an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares represented by such Depositary Receipts subject to such withholding will be reduced accordingly.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders or adopt such method as it deems equitable or practicable for the purpose of effecting such distribution.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office to or upon his order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a series of Preferred Stock are entitled to vote, or upon receipt of any consent to corporate action without a meeting, the Depositary will mail the information contained in such notice of meeting or such consent to the record holders of the Depositary Shares relating to such series of Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for such series of Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of such series of Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote or to give or to withhold consent with respect to the amount of such series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of such series of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such series of Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

     The Deposit Agreement may be terminated by the Company upon not less than 60 days' notice whereupon the Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of the related series of Preferred Stock represented by such receipts. The Deposit Agreement will automatically terminate if (i) there has been a final distribution in respect of the related series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts or (ii) each share of the related series of Preferred Stock shall have been exchanged for cash in a cash-out merger transaction.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the fees and expenses of the Depositary in connection with the performance of its duties under the Deposit Agreement. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will furnish to holders of Depositary Shares any reports and communications from the Company which are received by the Depositary.

     Neither the Company nor the Depositary will be liable if it is prevented from or delayed in, by law or any circumstance beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performing their duties thereunder without negligence or wilful misconduct, and the Company and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or series of Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                              PLAN OF DISTRIBUTION

     Offers to purchase Preferred Stock are being considered by the Company on a continuing basis. The Company may sell the Preferred Stock offered hereby to underwriters or through agents or directly to purchasers. The Prospectus Supplement will set forth the terms of the offering of any series of Preferred Stock to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such series of Preferred Stock, the public offering or purchase price of such series of Preferred Stock and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchanges, if any, on which such series of Preferred Stock will be listed. Dealer trading may take place in the Preferred Stock, including Preferred Stock not listed on any securities exchange.

     The Preferred Stock offered hereby may be purchased to be re-offered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to an underwritten offering of a series of Preferred Stock offered hereby will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such series of Preferred Stock will be subject to certain conditions precedent and each of the underwriters with respect to a sale of such series of Preferred Stock will be obligated to purchase all of the shares of such series of Preferred Stock if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any series of Preferred Stock offered hereby may be offered and sold by the Company directly or through agents designated by the Company from time to time. Any agent involved in the offer and sale of such series of Preferred Stock in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such series. Unless otherwise indicated in the Prospectus Supplement relating to such series, any such agent will be acting on a best efforts basis for the period of its appointment.

     Any underwriter or agent participating in the distribution of a series of Preferred Stock offered hereby may be deemed to be an underwriter, as that term is defined in the Securities Act, of such series of Preferred Stock so offered and sold and any discounts or commissions received by them from the Company and any profit realized by them on the sale or resale of such series of Preferred Stock may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters, agents and their controlling persons may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, the legality of any series of Preferred Stock offered hereby will be passed on for the Company by J.M. Rintamaki, Secretary of the Company and of Ford and an Assistant General Counsel of Ford, and for any underwriters or agents by Shearman & Sterling, 599 Lexington Avenue, New York, N.Y. Except as may be otherwise specified in the Prospectus Supplement accompanying this Prospectus, any tax matters with respect to any series of Preferred Stock offered hereby will be passed on for the Company by Burton B. Smoliar, an Associate General Counsel of Ford. Mr. Rintamaki and Mr. Smoliar are full-time employees of Ford and own, and hold options to purchase, shares of Common Stock of Ford, and Mr. Rintamaki owns depositary shares, each representing 1/1,000 of a share of Series A Cumulative Convertible Preferred Stock of Ford. Shearman & Sterling act as counsel to the Compensation and Option Committee and the Audit Committee of the Board of Directors of Ford and occasionally act as counsel to Ford and its subsidiaries in connection with certain transactions.

                                    EXPERTS

     The financial statements of the Company which are incorporated in this Prospectus by reference to the 1993 10-K Report have been audited by Coopers & Lybrand, independent certified public accountants, to the extent indicated in their report therein, and have been so incorporated in reliance on the report, which includes an explanatory paragraph indicating that the Company changed its methods of accounting for postretirement benefits other than pensions and income taxes in 1992, of that firm given on their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information of the Company for the periods ending March 31, 1994, June 30, 1994 and September 30, 1994, incorporated in this Prospectus by reference to the 1994 10-Q Reports, Coopers & Lybrand L.L.P. have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their reports included in the 1994 10-Q Reports state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because such reports do not constitute "reports" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                 PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement:

        Securities and Exchange Commission registration fee........    $  172,415.00
        Printing and engraving.....................................       350,000.00
        Accountants' fees..........................................        50,000.00
        Blue Sky fees and expenses.................................        75,000.00
        Fees and expenses of agents and depositary.................        40,000.00
        Rating Agency fees.........................................        75,000.00
        Stock Exchange listing fees................................       450,000.00
        Miscellaneous expenses.....................................       100,000.00
                                                                       -------------
                  Total............................................    $1,312,415.00
                                                                       =============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides as follows:

     145. Indemnification of officers, directors, employees and agents; insurance --

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

          (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Article SEVENTH of the Company's Certificate of Incorporation includes the following provisions:

                     LIMITATION ON LIABILITY OF DIRECTORS;
                         INDEMNIFICATION AND INSURANCE

     3.1. LIMITATION ON LIABILITY OF DIRECTORS. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

          (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (iii) under Section 174 of the Delaware General Corporation Law or

          (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is amended after approval by the stockholders of this subsection 3.1 of Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     3.2. EFFECT OF ANY REPEAL OR MODIFICATION OF SUBSECTION 3.1. Any repeal or modification of subsection 3.1 of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     3.3. INDEMNIFICATION AND INSURANCE.

     3.3A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including penalties, fines, judgments, attorneys' fees, amounts paid or to be paid in settlement and excise taxes imposed on fiduciaries with respect to (i) employee benefit plans, (ii) charitable organizations or (iii) similar matters) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (other than pursuant to subsection 3.3b of this Article SEVENTH) only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this subsection 3.3a of Article SEVENTH shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this subsection 3.3a of Article SEVENTH or otherwise.

     3.3B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim which the corporation is obligated to pay under subsection 3.3a of this Article SEVENTH is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     3.3C. MISCELLANEOUS. The provisions of this Section 3.3 of Article SEVENTH shall cover claims, actions, suits or proceedings, civil or criminal, whether now pending or hereafter commenced, and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. If any part of this Section 3.3 of Article SEVENTH should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

     3.3D. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3.3 of Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     3.3E. INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     3.3F. INDEMNIFICATION OF AGENTS OF THE CORPORATION. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the corporation to the fullest extent of the provisions of this Section 3.3 of Article SEVENTH with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

     Pursuant to sales agency and underwriting agreements relating to offerings of certain of its securities, certain sales agents and underwriters have agreed to indemnify the Company, each officer and director of the Company and each person, if any, who controls the registrant within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits

 EXHIBIT
NUMBER                                         DESCRIPTION
- ------      ---------------------------------------------------------------------------------
 1          Form of Underwriting Agreement
 4.1(a)     Certificate of Incorporation of the Company
 4.2(b)     By-Laws of the Company, as amended through May 22, 1992
 4.3        Form of Preferred Stock Certificate
 4.4        Form of Certificate of Designations of the Preferred Stock
 4.5        Form of Deposit Agreement (including form of Depositary Receipt) relating to the
              Preferred Stock
 4.6(c)     Certificate of Designations of Flexible Rate Auction Preferred Stock (Exchange)
 4.7(d)     Certificate of Amendment to Certificate of Designations of Flexible Rate Auction
              Preferred Stock (Exchange) filed December 27, 1991
 4.8(e)     Certificate of Amendment to Certificate of Designations of Flexible Rate Auction
              Preferred Stock (Exchange) filed June 1, 1992
 4.9(f)     Certificate of Designations of the Series A Cumulative Preferred Stock
 4.10(g)    Deposit Agreement dated as of June 4, 1992 (including form of Depositary Receipt)
              relating to the Series A Cumulative Preferred Stock
 4.11(h)    Certificate of Designations of the Series B Cumulative Preferred Stock
 4.12(i)    Deposit Agreement dated as of January 26, 1993 (including form of Depositary
              Receipt) relating to the Series B Cumulative Preferred Stock
 4.13(j)    Form of Certificate of Designations of the Series C Cumulative Preferred Stock
 4.14(k)    Deposit Agreement dated as of August 30, 1993 (including form of Depositary
              Receipt) relative to the Series C Cumulative Preferred Stock
 4.15(l)    Certificate of Designations of the Series D Cumulative Preferred Stock
 4.16(m)    Deposit Agreement dated as of August 10, 1994 (including form of Depositary
              Receipt) relating to Series D Cumulative Preferred Stock
 5          Opinion of J.M. Rintamaki, counsel to the Company and an Assistant General
              Counsel of Ford, as to the legality of the securities offered hereby
12          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
              Dividends
15          Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial information
23.1        Consent of J.M. Rintamaki (included in Exhibit 5)
23.2        Consent of Coopers & Lybrand L.L.P.
24          Powers of Attorney

- ------------

(a) Incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-4 of the Company, File No. 33-35653.

(b) Incorporated herein by reference to Exhibit 3-C of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(c) Incorporated herein by reference to Exhibit 4-A-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1990, File No. 0-18263.

(d) Incorporated herein by reference to Exhibit 4-A-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 0-18263.

(e) Incorporated herein by reference to Exhibit 4-A-4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(f) Incorporated herein by reference to Exhibit 4-A-5 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(g) Incorporated herein by reference to Exhibit 4-C-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(h) Incorporated herein by reference to Exhibit 4-A-6 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(i) Incorporated herein by reference to Exhibit 1-B of the Company's Current Report on Form 8-K dated January 19, 1993, File No. 0-18263 or 33-32641.

(j) Incorporated herein by reference to Exhibit 2.7 of the Registration Statement on Form 8-A of the Company, File No. 0-18263.

(k) Incorporated herein by reference to Exhibit 2.8 of the Registration Statement on Form 8-A of the Company, File No. 1-11146 or 0-18263.

(l) Incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated August 11, 1994, File No. 1-11146 or 0-18263.

(m) Incorporated herein by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K dated August 11, 1994, File No. 1-11146 or 0-18263.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs 1(i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Ford Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Detroit, Michigan, on the 6th day of December, 1994.
                                          FORD HOLDINGS, INC.

                                          By:           J.M. DEVINE*
                                             ..................................
                                                       (J.M. Devine)
                                             Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                 SIGNATURE                              TITLE                       DATE
- -------------------------------------------  ---------------------------      -----------------
               J. M. DEVINE*                  Chairman of the Board of
 ........................................        Directors and Chief
              (J. M. DEVINE)                    Executive Officer and
                                                 Director (principal
                                                 executive officer)

               E. S. ACTON*                      Vice President and
 ........................................             Director
               (E. S. ACTON)

               W. F. BLOOD*                      Vice President and
 ........................................             Director
               (W. F. BLOOD)

             M. S. MACDONALD*                     Vice President --
 ........................................      Treasurer and Director
             (M. S. MACDONALD)                  (principal financial
                                                      officer)

              D. N. MCCAMMON*                    Vice President and
 ........................................             Director
             (D. N. MCCAMMON)
                                                                               December 6, 1994

             D. E. RICHARDSON*                        Director
 ........................................
            (D. E. RICHARDSON)

           H. JAMES TOFFEY, JR.*                      Director
 ........................................
          (H. JAMES TOFFEY, JR.)

                K. WHIPPLE*                      President and Chief
 ........................................       Operating Officer and
               (K. WHIPPLE)                           Director

                E. A. LAW*                        Vice President --
 ........................................       Controller (principal
                (E. A. LAW)                      accounting officer)

      *By:   /s/ L. J. GHILARDI
 ........................................
              (L. J. GHILARDI,
              ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX

 EXHIBIT                                                                                 PAGE
NUMBER                                                                                  NUMBER
- ------                                                                                  ------
 1          Form of Underwriting Agreement
 4.1(a)     Certificate of Incorporation of the Company
 4.2(b)     By-Laws of the Company, as amended through May 22, 1992
 4.3        Form of Preferred Stock Certificate
 4.4        Form of Certificate of Designations of the Preferred Stock
 4.5        Form of Deposit Agreement (including form of Depositary Receipt) relating to the Preferred Stock
 4.6(c)     Certificate of Designations of Flexible Rate Auction Preferred Stock (Ex-
              change)
 4.7(d)     Certificate of Amendment to Certificate of Designations of Flexible Rate
              Auction Preferred Stock (Exchange) filed December 27, 1991
 4.8(e)     Certificate of Amendment to Certificate of Designations of Flexible Rate
              Auction Preferred Stock (Exchange) filed June 1, 1992
 4.9(f)     Certificate of Designations of the Series A Cumulative Preferred Stock
 4.10(g)    Deposit Agreement dated as of June 4, 1992 (including form of Depositary
              Receipt) relating to the Series A Cumulative Preferred Stock
 4.11(h)    Certificate of Designations of the Series B Cumulative Preferred Stock
 4.12(i)    Deposit Agreement dated as of January 26, 1993 (including form of
              Depositary Receipt) relating to the Series B Cumulative Preferred Stock
 4.13(j)    Form of Certificate of Designations of the Series C Cumulative Preferred
              Stock
 4.14(k)    Deposit Agreement dated as of August 30, 1993 (including form of
              Depositary Receipt) relative to the Series C Cumulative Preferred Stock
 4.15(l)    Certificate of Designations of the Series D Cumulative Preferred Stock
 4.16(m)    Deposit Agreement dated as of August 10, 1994 (including form of
              Depositary Receipt) relating to Series D Cumulative Preferred Stock
 5          Opinion of J.M. Rintamaki, counsel to the Company and an Assistant
              General Counsel of Ford, as to the legality of the securities offered hereby
12          Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
              Stock Dividends
15          Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial information
23.1        Consent of J.M. Rintamaki (included in Exhibit 5)
23.2        Consent of Coopers & Lybrand L.L.P.
24          Powers of Attorney

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(a) Incorporated herein by reference to Exhibit 3.1 of the Registration
     Statement on Form S-4 of the Company, File No. 33-35653.

(b) Incorporated herein by reference to Exhibit 3-C of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(c) Incorporated herein by reference to Exhibit 4-A-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1990, File No. 0-18263.

(d) Incorporated herein by reference to Exhibit 4-A-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1991, File No. 0-18263.

(e) Incorporated herein by reference to Exhibit 4-A-4 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(f) Incorporated herein by reference to Exhibit 4-A-5 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(g) Incorporated herein by reference to Exhibit 4-C-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(h) Incorporated herein by reference to Exhibit 4-A-6 of the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-18263.

(i) Incorporated herein by reference to Exhibit 1-B of the Company's Current Report on Form 8-K dated January 19, 1993, File No. 0-18263 or 33-32641.

(j) Incorporated herein by reference to Exhibit 2.7 of the Registration Statement on Form 8-A of the Company, File No. 0-18263.

(k) Incorporated herein by reference to Exhibit 2.8 of the Registration Statement on Form 8-A of the Company, File No. 1-11146 or 0-18263.

(l) Incorporated herein by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated August 11, 1994, File No. 1-11146 or 0-18263.

(m) Incorporated herein by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K dated August 11, 1994, File No. 1-11146 or 0-18263.